UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) July 1, 2001
                                 -------------

                        Intermedia Communications Inc.
                                ---------------

            (Exact name of registrant as specified in its charter)



       Delaware                  0-20135                  59-2913568
  -------------------      --------------------      ---------------------
   (State or other             (Commission             (I.R.S. Employer
   jurisdiction of             File Number)           Identification No.)
  incorporation or
    organization)

                   One Intermedia Way, Tampa, Florida 33647
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              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code (813) 829-0011
                                                          --------------


                                     None
            -------------------------------------------------------
         (Former name or former address if changed since last report.)

Item 1. Changes in Control of Registrant.

          On July 1, 2001, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 1, 2000 (the "Merger Agreement"), as amended by the First Amendment to the Agreement and Plan of Merger dated as of February 15, 2001, and the Second Amendment to the Agreement and Plan of Merger dated as of May 14, 2001 (as so amended, the "Amended Merger Agreement"), by and among Intermedia Communications Inc., a Delaware corporation ("Intermedia"), WorldCom, Inc., a Georgia Corporation ("WorldCom"), and Wildcat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Merger Sub"), Merger Sub was merged with and into Intermedia (the "WorldCom/Intermedia Merger") with Intermedia continuing as the surviving corporation and as a subsidiary of WorldCom.

          A copy of the press release announcing the completion of the WorldCom/Intermedia Merger and setting forth the amount and the source of the merger consideration received by Intermedia stockholders is attached hereto as
Exhibit 99.1, and is incorporated herein by reference.

          Intermedia's stockholders approved the Amended Merger Agreement at a special meeting of Intermedia stockholders on June 19, 2001. As a result of the WorldCom/Intermedia Merger, WorldCom now owns all of the capital stock of Intermedia, other than the 13-1/2% series B preferred stock. As a result of the WorldCom/Intermedia Merger, WorldCom owns approximately 90% of the voting securities of Intermedia.

Item 5. Other Events.

          In connection with the WorldCom/Intermedia Merger, Merger Sub issued 70,750 shares of its Junior Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock), with a liquidation value of $100,000 per share, to WorldCom. In connection with the preferred stock issuance, WorldCom paid Merger Sub $70,750 in cash and issued to Merger Sub an intercompany note in an aggregate principal amount of approximately $7,075,000,000. This note bears interest at an annual rate of 7.69% and will mature in 2009. Pursuant to the Amended Merger Agreement, Merger Sub was merged with and into Intermedia, resulting in the shares of Junior Preferred Stock becoming shares of Junior Preferred Stock of Intermedia and the cash and the note being transferred to Intermedia.

Item 7. Financial Statements and Exhibits.

(c)      Exhibits.

Exhibit No.                         Description

99.1 Press release dated July 2, 2001, announcing the completion of the WorldCom, Inc./Intermedia Merger.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Intermedia Communications Inc.
                                       ------------------------------
                                              (Registrant)

Date: July 2, 2001                     /s/ Jeanne M. Walters
                                       -----------------------------------
                                       Name:  Jeanne M. Walters
                                       Title: Vice President, Controller, and
                                              Chief Accounting Officer

                                 EXHIBIT INDEX

                  Exhibit No.                        Description

99.1 Press release dated July 2, 2001, announcing the completion of the WorldCom, Inc./Intermedia Merger.

                                                                  EXHIBIT 99.1



                  WORLDCOM, INC./INTERMEDIA MERGER COMPLETED

CLINTON, Miss., -- July 1, 2001 - WorldCom (NASDAQ: WCOM, MCIT), the leading global data and Internet company, today announced that its merger with Intermedia Communications Inc. has been completed, effective today.

"The closing of the Intermedia merger finalizes our acquisition of a controlling-interest in Digex, the industry's leading web-hosting provider," said Bernard J. Ebbers, president and chief executive officer of WorldCom. "We are now able to leverage Digex's unique assets to fuel our web hosting expansion plans by providing a comprehensive portfolio of mission critical hosting products and services for mid- and large-sized businesses."

As a result of the merger, each share of Intermedia common stock was converted into the right to receive one share of WorldCom group stock and 1/25 of a share of MCI group stock. Holders of each of the series of Intermedia preferred stock, other than Intermedia series B preferred stock, are entitled to receive one share of a class of WorldCom preferred stock for each share of Intermedia preferred stock they own. The new WorldCom preferred stock has terms that are substantially similar to the terms of the Intermedia preferred stock except as described in the proxy statement/prospectus dated May 14, 2001. Shares of Intermedia series B preferred stock will remain outstanding as preferred stock of Intermedia following the merger.

In accordance with the Digex Delaware Stockholders Litigation settlement, WorldCom contributed 9,896,833 shares of freely tradable WorldCom group stock and 395,873 shares of freely tradable MCI group stock ($165 million of securities based on the prescribed pricing formula) to a settlement fund to be distributed to Digex shareholders of record on September 1, 2000 and June 29, 2001.

About WorldCom, Inc.

WorldCom, Inc. (Nasdaq: WCOM, MCIT) is a preeminent global communications company for the digital generation, generation d, operating in more than 65 countries with 2000 revenues of approximately $39 billion. WorldCom provides the innovative technologies and services that are the foundation for business in the 21st century. For more information, go to http://www.worldcom.com.